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Exhibit 23(a)

                        Consent of Independent Auditors
                        -------------------------------

The Board of Directors and Stockholders
Insilco Corporation:

We consent to the incorporation by reference in the registration statements of the Insilco Corporation Employee Thrift Plan, the 1993 Nonemployee Director Stock Incentive Plan and the 1993 Long-term Incentive Plan on Form S-8 of Insilco Corporation of our report dated January 31, 1997, except as to the second paragraph in Note 3 to the consolidated financial statements, which is as of March 5, 1997, relating to the consolidated balance sheets of Insilco Corporation and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders, equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule, which report appears in the December 31, 1996, annual report on Form 10-K of Insilco Corporation.

                                                  KPMG Peat Marwick LLP

Columbus, Ohio
March 28, 1997